CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BRS Group Inc.

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated March 16, 2011, and May 31, 2011 as to Note 12, relating to the audited consolidated financial statements of BRS Group Inc. as of September 30, 2010 and 2009, and for the years ended September 30, 2010, 2009 and 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants
New York, NY

August 12, 2011